NEWCOURT LANDFILL REMODELING GROUP



                          April 11, 1997



Dear Fellow BioSafe Shareholder:

Philip Strauss has recently written to you to ask you to vote in favor of the proposed reincorporation of BioSafe as a Delaware corporation. His letter of March 25 recites the advantages of using Delaware as a home state - and we agree with the advantages he has cited. In fact, if the management proposal were limited to simply changing the state of incorporation, we would not oppose it.

Our concern, as was stated in our original proxy statement, is that hidden in the management proposal, and described as "related changes in the company's certificate of incorporation and bylaws" is a series of anti-takeover provisions which we believe are not in the best interest of the shareholders. These include the following:

A proposal to divide the board of directors into three classes, serving staggered three-year terms (proxy, page 3);

A proposal to require that a director may be removed only for cause, and then, only by an affirmative vote of two-thirds of the outstanding shares at a special meeting called for that purpose (proxy, page 3); and

A proposal to require that it takes 80% of the shares to amend or repeal any of the provisions regarding directions or amendments to the Delaware Certificate (proxy, page 8).

NONE of these provisions is required under Delaware law. They serve only to entrench the board and the management, and to insulate them from the consequences of their actions.

We were pleased to learn that Institutional Shareholders Services, Inc., an independent proxy advisor to many of the nation's largest mutual and pension fund managers, has recommended a vote AGAINST the company's proposal, because they oppose "...the number of provisions that could entrench management and prevent shareholders from considering an attractive offer for their shares."

Mr. Strauss's letter goes on to describe certain aspects of a dispute between the company and Dr. Richard Rosen; however, his letter does not describe or even disclose the pending countersuit Dr. Rosen has filed against the company. But neither of those lawsuits is the issue in the matter about which we are writing to you today. As stated in the original Newcourt proxy which you have received, we hold a large amount of the company's stock and, like you, have been distressed to see the performance of the stock since Dr. Rosen left the active management of the company. We believe it is not in the best interests of any shareholder (ourselves included) to reward this kind of performance with anti-takeover protections.

We hope that you will agree with our reasoning, and sign and return the enclosed GREEN proxy card in the postage-paid envelope provided for your convenience.

Finally, in order to clear up any confusion as to voting procedures, we wish to clarify a couple of items. First, a quorum at the Special Meeting of Shareholders consists of one-third of all the issued and outstanding shares. Second, the company's proposal requires the affirmative vote of a majority of all issued and outstanding shares.

If you have any questions on any aspect of this matter, please feel free to contact either Dr. Rosen or Doug Cohen at 617/497-1200.

Cordially yours,

Newcourt Landfill Remodeling Group

By:
<signature of Dr. Richard H. Rosen appears here>
Dr. Richard H. Rosen


<address of Newcourt Landfill Remodeling Group appears here, 55 Cambridge
Street, Burlington, MA 01803, tel. 617/497-1200 fax. 617/497-0702>